State of Delaware

Office of the Secretary of State
_________________________

I, WILLIAM T. QUILLEN, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE; OF RESTATED CERTIFICATE OF INCORPORATION OF "HI-SHEAR TECHNOLOGY CORP." FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF DECEMBER, A.D. 1993, AT 9:05 O'CLOCK A.M.

A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO NEW CASTLE COUNTY RECORDER OF DEEDS ON THE THIRTY-FIRST DAY OF DECEMBER, A.D. 1993 FOR RECORDING.

* * * * * * * * * *

/s/ William T. Quillen William T. Quillen, Secretary of State

AUTHENTICATION: *4223818
933615240	DATE: 12/31/1993

RESTATED CERTIFICATE OF INCORPORATION
OF HI-SHEAR TECHNOLOGY CORPORATION

Hi-Shear Technology Corporation (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.           The name of the Corporation was Hi-Shear Technology Corp.   The date of filing of its original Certificate of Incorporation with the Secretary of State was June 1, 1993.

2.           This Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation of this Corporation.

3.           The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

ARTICLE I
NAME

The name of the Corporation is Hi-Shear Technology Corporation.

ARTICLE II
REGISTERED OFFICE IN STATE AND REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is, 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such registered office is Corporation Trust Company.

ARTICLE III
PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV
CAPITAL STOCK

Section 1.           The Corporation is authorized to issue two (2) classes of shares of stock to be designated respectively "preferred" and "common". The total number of shares which the Corporation shall have authority to issue is 25,500,000. The number of preferred shares authorized is 500,000, and the par value of each such share is $1.00. The number of common shares authorized is 25,000,000, and par value of each such share is $.001.

Section 2.           The preferred shares may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of preferred shares, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V
PROVISIONS FOR DEFINING, LIMITING AND
REGULATING CERTAIN POWERS OF THIS
CORPORATION AND OF THE DIRECTORS AND STOCKHOLDERS

Section 1.           The number of directors which shall comprise the full Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

Section 2.           The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of capital stock, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations as may be set forth in this Certificate of Incorporation or in the Bylaws of the Corporation or in the Delaware General Corporation Law.

Section 3.           A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law as now in effect, or any successor provision thereto, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of this Section 3 of Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 4.           Each director, officer and employee of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by the Delaware General Corporation Law as now or hereafter in force.

Section 5.           In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw made by the Board of Directors.

ARTICLE VI
AMENDMENTS

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Hi-Shear Technology Corporation has caused this Certificate to be signed by the President and attested by the Secretary, (illegible) day of December, 1993.

Hi-Shear Technology Corporation

/s/ Thomas R. Mooney
Thomas R. Mooney, President

/s/ Timothy J. Otto
Timothy J. Otto, Secretary